As filed with the Securities and Exchange Commission on April 1, 2021

 Registration No. 333-250990

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

Post-Effective

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

  ____________________

SAWAI GROUP HOLDINGS KABUSHIKI KAISHA

 (Exact name of registrant as specified in its charter)

____________________

SAWAI GROUP HOLDINGS Co., Ltd.

(Translation of registrant name into English)

____________________

JAPAN

(State or other jurisdiction of incorporation or organization)

2834

(Primary Standard Industrial Classification Code Number)

Not Applicable

(I.R.S. Employer Identification Number)

5-2-30, Miyahara

Yodogawa-ku, Osaka 532-0003

Japan

+81-6-6105-5818

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Upsher-Smith Laboratories, LLC

6701 Evenstad Drive

Maple Grove, MN 55369

Attention: Tatsufumi Hiramatsu

(763) 315-2000

(Name, address, including zip code, and telephone number, including area code, of agent of service)

____________________

Copy to:

Masahisa Ikeda, Esq. Toshiro Mochizuki, Esq.
Shearman & Sterling LLP
Fukoku Seimei Building, 9th Floor
2-2-2 Uchisaiwaicho
Chiyoda-ku, Tokyo 100-0011
Japan
+81-3-5251-1601

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                     ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)          ☐

*Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

____________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CONTENTS

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY

EXPLANATORY NOTE

SAWAI GROUP HOLDINGS Co., Ltd. (the “Registrant”) was formed on April 1, 2021 as the holding company for Sawai Pharmaceutical Co., Ltd. (“Sawai Pharmaceutical”) in a share transfer under Japanese law. The public offering of the Registrant’s shares to U.S. persons in connection with the share transfer was registered under the Securities Act of 1933, as amended (the “Securities Act”), on the registration statement on Form F-4 (No. 377- 250990) filed with the Securities and Exchange Commission on November 27, 2020. The registration statement was filed by Sawai Pharmaceutical, since at the time the Registrant was not yet in existence. The registration statement was declared effective on December 4, 2020. The Registrant is filing this post-effective amendment to the registration statement in order to adopt the registration statement as its own for all purposes under the Securities Act.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article 330 of the Companies Act of Japan makes the provision of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors. Section 10, among other things, provides in effect that:

(1)	any director of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;
(2)	if a director of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company;
(3)	if a director has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and
(4)	if a director, without any fault on his part, sustains damages through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

Under Article 388 of the Companies Act, a company may not refuse a demand from an audit & supervisory board member referred to in subparagraphs (1) through (3) above unless the company establishes that the relevant expense or obligation was or is not necessary for the performance of the audit & supervisory board member’s duties.

The Registrant maintains liability insurance for its directors in order to insure them against claims asserted against, or liabilities incurred by, them in connection with their performance of duties in their respective capacities. The liability insurance does not cover, among other things, liabilities arising out of certain damages claims brought against the covered persons under specified U.S. or Canadian laws, or with respect to certain conduct in the United States.

The Registrant has entered into liability limitation agreements with its outside directors and audit & supervisory board members. These agreements limit liability of each such person to the Registrant of the kind described in Article 423, Paragraph 1 of the Companies Act to the minimum amount permitted by Article 425, Paragraph 1 of the Companies Act, so long as the director was acting in good faith and without gross negligence.

Item 21.	Exhibits and Financial Statement Schedules
(a)	Exhibits

Exhibit Number	Description of Exhibit
2.1#	English translation of Share Transfer Plan (included as Appendix A to the prospectus which is part of this registration statement)

3.1#	English translation of Articles of Incorporation of the Registrant (included in Appendix A to the prospectus which is part of this registration statement)

3.2#	English translation of Regulations of the Board of Directors of the Registrant

3.3#	English translation of Share Handling Regulations of the Registrant

3.4#	English translation of Regulations of the Audit & Supervisory Board of the Registrant

5.1#	Opinion of Oh-Ebashi LPC & Partners regarding legality of securities

8.1#	Opinion of Shearman & Sterling LLP regarding U.S. federal tax consequences of the Share Transfer

8.2#	Opinion of Oh-Ebashi LPC & Partners regarding Japanese tax consequences of the Share Transfer (included in Exhibit 5.1)

21.1#	Subsidiaries of Sawai Pharmaceutical

23.1#	Consent of KPMG AZSA LLC for Sawai Pharmaceutical

23.2#	Consent of Shearman & Sterling LLP (included in Exhibit 8.1)

23.3#	Consent of Oh-Ebashi LPC & Partners (included in Exhibit 5.1)

99.1#	Selected Articles of the Companies Act of Japan (English translation filed herewith as Appendix B to the prospectus which is part of this registration statement)

99.2#	English translation of notice of convocation of Sawai Pharmaceutical’s extraordinary general meeting of shareholders

99.3#	English translation of form of mail-in voting card for Sawai Pharmaceutical’s extraordinary general meeting of shareholders

_______________

# Previously filed

     (b) Financial Statement Schedules

     See Item 21(b) of the Registration Statement as originally filed on November 27, 2020.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;
(iii)	notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iv)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.
(5)	(i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(6)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(7)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(8)	That every prospectus: (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, SAWAI GROUP HOLDINGS Co., Ltd. has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Osaka, Japan, on April 1, 2021.

SAWAI GROUP HOLDINGS Co., Ltd.
By:	/s/ Kazuhiko Sueyoshi
Name:	Kazuhiko Sueyoshi
Title:	Representative Director, President, Group Chief Operating Officer and Group Chief Administrative Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Kazuhiko Sueyoshi, Representative Director, President, Group Chief Operating Officer and Group Chief Administrative Officer, and Yoshiki Sakurai, Executive Officer, Group Chief Financial Officer and General Manager of Group Financial Department, and each of them (with full power of each of them to act alone), as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the U.S. Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mitsuo Sawai		April 1, 2021
Mitsuo Sawai	Representative Director, Chairman and Group Chief Executive Officer
/s/ Kenzo Sawai		April 1, 2021
Kenzo Sawai	Representative Director, Vice Chairman and Group Chief Branding Officer
/s/ Kazuhiko Sueyoshi		April 1, 2021
Kazuhiko Sueyoshi	Representative Director, President, Group Chief Operating Officer and Group Chief Administrative Officer (principal executive officer)
/s/ Toru Terashima		April 1, 2021
Toru Terashima	Director and Group Chief Quality and Safety Officer

/s/ Masatoshi Ohara		April 1, 2021
Masatoshi Ohara	Outside Director

/s/ Nawomi Todo		April 1, 2021
Nawomi Todo	Outside Director
/s/ Yoshiki Sakurai		April 1, 2021
Yoshiki Sakurai	Executive Officer, Group Chief Financial Officer and General Manager of Group Financial Department (principal financial officer and principal accounting officer)

Authorized Representative in the United States:

Upsher-Smith Laboratories, LLC
By:	/s/ Masahiro Sasaki
Name:	Masahiro Sasaki
Title:	Chairman of the Board of Directors
Date:	April 1, 2021